UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 28, 2013

Date of Report (Date of earliest event reported)

General Growth Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34948	27-2963337
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 N. Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2013, General Growth Properties, Inc., a Delaware corporation (the “Company”), amended its Warrant Agreement, dated as of November 9, 2010, by and between the Company and American Stock Transfer & Trust Company, LLC, a Delaware limited liability company, as successor to Mellon Investor Services LLC, a New Jersey limited liability company (the “Warrant Agreement”).  The amendment replaces the provisions for cash payments to the holders of the warrants as previously available pursuant to Sections 6.1, 6.2, and 6.3 of the Warrant Agreement under a change of control, public stock merger, or mixed consideration merger.  The amended Warrant Agreement replaces the right of the holders to receive cash with the right to receive shares of the Company, changing the method of settlement.

The warrants outstanding to the Warrant Agreement are held by affiliates of Brookfield Asset Management Inc. (collectively, with its designees, as applicable, “Brookfield Investor”).  The Company’s relationships with Brookfield Investor, which beneficially owns approximately 43.1% of the Company’s common stock, are described in the proxy statement for the Company’s 2013 Annual Meeting of Stockholders, filed by the Company on Schedule 14A on March 29, 2013.

The description of the amendment to the Warrant Agreement in this current report is qualified in its entirety by reference to a copy of the Amendment to Warrant Agreement that is filed as Exhibit 99.1 to this current report and incorporated by reference herein.

As a result of this amendment, beginning with the financial statements for the quarter ended March 31, 2013, the warrants will no longer be accounted for as a liability and will be accounted for as a component of permanent equity of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Amendment to Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Stacie L. Herron
Stacie L. Herron, Vice President and Secretary

Date: April 3, 2013

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment to Warrant Agreement